Exhibit 99.1

Oclaro Signs Definitive Agreement to Sell Amplifier &

Micro-Optics Business to II-VI Incorporated for $88.6 Million

SAN JOSE, Calif., October 10, 2013—Oclaro, Inc. (NASDAQ: OCLR), a leading provider and innovator of optical communications solutions, today announced that it has signed a definitive agreement to sell its Amplifier and Micro-Optics business (the Business) to II-VI Incorporated (NASDAQ:IIVI) for $88.6 million.

The effective date of the closing is dependent upon the receipt of certain regulatory clearances and is expected to be on or about November 1, 2013. Upon closing, II-VI will pay Oclaro $79.6 million in cash. II-VI previously paid Oclaro $5 million for a 30-day option to buy the Business, which has been credited against the $88.6 million purchase price. The remaining $4 million will be held by II-VI subject to traditional post-closing conditions.

“The sale of our amplifier business to II-VI is another important milestone in Oclaro’s reinvention and return to financial stability,” said Greg Dougherty, Oclaro CEO. “This transaction is another validation of the value of our technology, intellectual property and, most importantly, our people. The infusion of cash from our recent transactions with II-VI are critical catalysts to further our restructuring and turnaround plans.”

In connection with the agreement, II-VI has purchased the amplifier and related subsystems business, and its micro-optics product lines, including intellectual property, inventory and equipment. II-VI will also hire approximately 145 employees of Oclaro, primarily located in Horseheads, NY, San Jose, CA and Shanghai, China. Revenues for the Business were approximately $94 million for the fiscal year ended June 29, 2013.

Service agreements will be established between the companies to ensure a smooth transition for our customers.

Imperial Capital acted as financial advisor to Oclaro.

About Oclaro

Oclaro, Inc. (NASDAQ: OCLR) is one of the largest providers of optical components, modules and subsystems for the optical communications market. The company is a global leader dedicated to photonics innovation, with cutting-edge research and development (R&D) and chip fabrication facilities in the U.S., U.K., Italy, Korea and Japan. It has in-house and contract manufacturing sites in China, Malaysia and Thailand, with design, sales and service organizations in most of the major regions around the world. For more information, visit http://www.oclaro.com.

Safe Harbor Statement

This press release contains statements about management’s future expectations, plans or prospects of Oclaro and its business, and together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) expectation regarding the sale of its Amplifier and Micro-optics business, (ii) closing the sale of the Amplifier business, (iii) expectations regarding the sale of its Zurich business, (iv) restructuring Oclaro for the future, (v) simplifying Oclaro’s operating footprint, (vi) progress toward Oclaro’s target business model, including financial guidance for the fiscal quarter ending September 28, 2013 regarding revenue, non-GAAP gross margin and Adjusted EBITDA, and (vii) Oclaro’s market position and future operating prospects. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” “model,” and other words and terms of similar meaning in connection with any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including (i) Oclaro’s ability to close the sale of the optical amplifier and micro optics business (“Amplifier business”) (ii) the future performance of Oclaro and its ability to effectively integrate the operations of acquired companies following the closing of acquisitions and mergers, including its merger with Opnext, and to effectively restructure its operations and business following the sale of its Zurich and Amplifier businesses in accordance with its business plan, (iii) the potential inability to realize the expected and ongoing benefits and synergies of acquisitions and mergers and benefits of asset dispositions, (iv) the impact to our operations, revenues and financial condition attributable to the flooding in Thailand, (v) the impact of continued uncertainty in world financial markets and any resulting reduction in demand for our products, (vi) our ability to meet or exceed our gross margin expectations, (vii) the effects of fluctuating product mix on our results, (viii) our ability to timely develop and commercialize new products, (ix) our ability to reduce costs and operating expenses, (x) our ability to respond to evolving technologies and customer requirements and demands, (xi) our dependence on a limited number of customers for a significant percentage of our revenues, (xii) our ability to maintain strong relationships with certain customers, (xiii) our ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources than we do, (xiv) our ability to effectively and efficiently transition to an outsourced back-end assembly and test model, (xv) our ability to timely capitalize on any increase in market demand, (xvi) increased costs related to downsizing and compliance with regulatory and legal requirements in connection with such downsizing, (xvii) competition and pricing pressure, (xviii) the potential lack of availability of credit or opportunity for equity based financing, (xix) the risks associated with our international operations, (xx) Oclaro’s ability to service and repay its outstanding indebtedness pursuant to the terms of the applicable agreements, (xxi) the outcome of tax audits or similar proceedings, (xxii) the outcome of pending litigation against the company, (xxiii) Oclaro’s ability to maintain or increase its cash reserves and obtain financing on terms acceptable to it or at all, and (xxiv) other factors described in Oclaro’s most recent annual report on Form 10-K and other documents it periodically files with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this announcement. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this announcement.

Oclaro, Inc. Contact

Jerry Turin

Chief Financial Officer

408-383-1400

ir@oclaro.com

Investor Contact

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

ir@oclaro.com